Exhibit 99.1

Hawthorn Bancshares Reports Third Quarter Financial Results

Jefferson City, Mo. — November 16, 2015 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the third quarter ended September 30, 2015.

Net income for the third quarter 2015 was $2.5 million, or $0.47 per diluted common share, compared to $1.9 million, or $0.35 per diluted common share, for second quarter 2015, and $1.6 million, or $0.29 per diluted common share, for the third quarter 2014.  For the nine months ended September 30, 2015, net income was $6.6 million, or $1.21 per diluted common share, compared to $5.7 million, or $1.04 per diluted common share, for the prior year-to-date.

The return on average common equity was 11.82% and the return on average assets was 0.84% for the third quarter ended September 30, 2015 compared to 7.71% and 0.54% for the third quarter ended September 30, 2014, respectively.  For the current year, return on average common equity was 10.55% and the return on average assets was 0.74% compared to 9.69% and 0.65% for the prior year-to date, respectively.

Commenting on earnings performance, Chairman David T. Turner said, “Hawthorn reported improved earnings for the current quarter of $0.47 per diluted common share, up $0.12 per diluted common share compared to the prior quarter and up $0.17 per diluted common share compared to the prior year to date results. These increases were partially due to recoveries of nonaccrual interest from several problem loan relationships resolved during the current quarter although average loans increased $10.1 million during the current quarter and average loan balances for the current year were $13.8 million, or 1.6%, ahead of last year.  The net interest margin improved to 3.78% for the current quarter versus 3.52% for the prior quarter and 3.71% for the prior year quarter while it was equal to the prior year-to-date level at 3.71%.  Net interest income for the current quarter was $0.6 million ahead of the linked quarter and the prior year quarter while the current year was $1.1 million, or 3.6%, higher than the prior year.  We have continued to maintain our net interest margins during the extended low interest rate environment and with improved loan volumes, our net interest income has continued to grow.  No loan loss provision was recorded in the current quarter, while a $0.3 million provision was made for the prior linked quarter. The decrease in the provision for loan losses from the prior quarter resulted primarily from a reduction in nonperforming loans.  Non-interest income of $2.3 million for the current quarter was $0.2 million below the prior quarter and equal to the prior year quarter.  Non-interest expense of $9.0 million was $0.3 million, or 3.1%, below the linked prior quarter and $0.9 million, or 9.3%, below the prior year quarter mostly due to lower real estate foreclosure expenses.”

Net Interest Income

Net interest income was $10.6 million for the third quarter and $10.0 million for the linked quarter 2015 and $10.0 million for the third quarter 2014. Average loans increased $13.8 million, or 1.6%, from the prior year, which contributed to the continued strong net interest margin for the current year of 3.71% consistent with the prior year.

Non-Interest Income and Expense

Non-interest income for the third quarter ended September 30, 2015 was $2.3 million compared to $2.5 million for the second quarter ended June 30, 2015 and $2.3 million for the third quarter ended September 30, 2014.

Non-interest expense was $9.0 million for the third quarter ended September 30, 2015 compared to $9.9 million for the third quarter 2014. The $0.9 million decrease, or 9.3%, resulted primarily from a $0.3 million decrease, or 4.7%, in salaries and employee benefits coupled with a $0.7 million decrease in real estate foreclosure expenses.

Allowance for Loan Losses

The Company’s level of non-performing loans improved significantly during the current year to 1.66% of total loans at September 30, 2015, compared to 2.09% at June 30, 2015 and 4.18% at December 31, 2014. During the third quarter ended September 30, 2015, the Company recognized net charge-offs of $740,000 compared to net charge-offs of $117,000 for the third quarter ended September 30, 2014.  The increase over the prior quarter was primarily due to the charge-off of specific reserves on three impaired loan relationships during the current quarter. For the nine months ended September 30, 2015, net charge-offs of $103,000 were recorded compared to net charge-offs of $1.7 million for the prior year.  No provision for loan losses was recorded during the third quarter ended September 30, 2015 or in the prior year quarter.  The allowance for loan losses at September 30, 2015 was $9.3 million, or 1.05% of outstanding loans, 63.51% of non-

performing loans and 99.36% of nonperforming loans when excluding accruing TDR’s. At December 31, 2014, the allowance for loan losses was $9.1 million, or 1.06% of outstanding loans, 25.26% of non-performing loans and 49.72% of nonperforming loans when excluding accruing TDR’s. The allowance for loan losses represents management’s best estimate of probable losses contained in the loan portfolio and is commensurate with risks in the loan portfolio as of September 30, 2015.

Financial Condition

Comparing September 30, 2015 balances with December 31, 2014, total assets increased $57.9 million to $1.2 billion. The largest driver in asset growth was investment securities increasing $49.8 million, or 24.4%. Total deposits increased $2.7 million to $972.2 million; federal funds purchased and securities sold under agreements to repurchase increased $9.8 million to $27.8 million at September 30, 2015; and FHLB advances increased $37 million to $80 million at September 30, 2015. During the same period, stockholders’ equity increased 8.1% to $87.0 million, or 7.1% of total assets. The total risk based capital ratio of 14.91% and the leverage ratio of 9.70% at September 30, 2015, respectively, far exceed minimum regulatory requirements of 8.00% and 4.00%, respectively.

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About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Branson, Independence, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:

Bruce Phelps

Chief Financial Officer

TEL: 573.761.6100   FAX: 573.761.6272

www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended.  It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

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